Exhibit 12.1


                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES/DEFICIENCY
       IN THE COVERAGE OF FIXED CHARGES BY EARNINGS BEFORE FIXED CHARGES
                             (Dollars in Millions)

                                                               Year Ended
                                                              December 31,
                                                  -------------------------------------
                                                  2000    1999    1998     1997    1996
                                                  ----    ----    ----     ----    ----
Earnings before fixed charges:
Income (loss) from continuing operations
  before income taxes...........................  $ 748   $ 510   $(679)   $ 204   $  563
Interest and debt expense.......................    168     268     426      433      462
Interest portion of rental expense..............     15      15      16       16       14
                                                  -----   -----   -----    -----   ------
Earnings (loss) before fixed charges............  $ 931   $ 793   $(237)   $ 653   $1,039
                                                  =====   =====   =====    =====   ======
Fixed charges:
Interest and debt expense.......................  $ 168   $ 268   $ 426    $ 433   $  462
Interest portion of rental expense..............     15      15      16       16       14
                                                  -----   -----   -----    -----   ------
Total fixed charges.............................  $ 183   $ 283   $ 442    $ 449   $  476
                                                  =====   =====   =====    =====   ======

Ratio of earnings to fixed charges..............    5.1     2.8      --      1.5      2.2
                                                  =====   =====   =====    =====   ======
Deficiency in the coverage of fixed charges
  by earnings before fixed charges..............     --      --   $(679)      --       --
                                                  =====   =====   =====    =====   ======